Exhibit 99.1

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

*The financial statements for the years ended December 31, 2016 and 2015, and Schedule of Assets (Held at End of Year) as of December 31, 2016 of the Disney Hourly Savings and Investment Plan (the "Plan") have been prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

The written consent of PricewaterhouseCoopers LLP with respect to the financial statements of the Plan is filed as Exhibit 23 to this Annual Report.

**Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Administrator of the Disney Hourly Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Hourly Savings and Investment Plan (the “Plan”) as of December 31, 2016 and December 31, 2015, and the changes in net assets available for benefits for the year ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental schedule of Assets (Held at End of Year) as of December 31, 2016 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the schedule of Assets (Held at End of Year) is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 27, 2017

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	December 31,
	2016	2015
Assets
Plan’s share of the net assets of the Disney Savings Plan Master Trust at fair value	$513,833	$440,736

Receivables:
Notes receivable from participants	21,246	19,202
Employer contributions	385	376
Total receivables	21,631	19,578

Net assets available for benefits	$535,464	$460,314

The accompanying notes are an integral part of these financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

For the Year Ended
December 31, 2016

Plan’s share of net investment income of the Disney Savings Plan Master Trust	$23,920

Interest income on notes receivable from participants	807

Contributions:
Participant	58,445
Employer	20,226
78,671

Deductions from net assets attributed to:
Benefits paid to participants	(28,057)
Administrative expenses (Note 4)	(191)
(28,248)

Net increase	75,150

Net assets available for benefits:
Beginning of year	460,314

End of year	$535,464

The accompanying notes are an integral part of these financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS

1.Description of the Plan

General
The Walt Disney Company (the “Company”) adopted the Disney Hourly Savings and Investment Plan (the “Plan”) effective as of June 1, 2000. The Plan is a defined contribution plan intended to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan is also an Employee Stock Ownership Plan (“ESOP”), which is intended to comply with Section 4975(e)(7) of the Code. The ESOP provides employees the opportunity to participate in the performance, both positive and negative, of Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Administration of the Plan
The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to eligible domestic hourly employees of the Company and certain of its subsidiaries. Eligible employees may enroll and begin making contributions 90 days after their hire date.

The Plan accepts direct cash rollovers from other qualified plans or individual retirement accounts regardless of whether the eligible employee has met the 90-day service requirement.

Contributions
Participants are permitted to make pre-tax contributions or after-tax Roth contributions or a combination of both in whole percentages, up to 50 percent of their base compensation, through payroll deductions. A participant’s total pre-tax contributions, after-tax Roth 401(k) contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 402(g) and Section 415 of the Code.

Once the participant reaches one year of service, the Company will begin making matching contributions in the amount of the lesser of three percent of eligible compensation or 75 percent of employee contributions for participants not covered by a collective bargaining agreement and for participants covered by a collective bargaining agreement that specifically provides for these terms. For participants covered by other collective bargaining agreements, the matching contribution is the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions for participants not covered by collective bargaining agreements.

Income earned on participant pre-tax contributions and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan. Income earned on Roth 401(k) contributions is not taxable if distributed in a qualified distribution. A Roth 401(k) withdrawal is considered a qualified distribution if five taxable years have passed since a participant’s first contribution and the withdrawal is attributable to the participant’s attainment of age 59 ½, disability or death.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Participant accounts
Each participant’s account is credited with the participant’s contributions and Company matching contributions, as well as allocations of Plan earnings. To the extent that the Plan’s administrative expenses are not paid by the
Company, participant accounts may be charged with an allocation of administrative expenses that are paid by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Vesting
Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments
The Plan’s investments are all held in the Disney Savings Plan Master Trust (the “Master Trust”). There are a number of investment fund options available to participants in which the participants direct their individual contributions and any Company matching contributions in any one or more of these investment funds. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals
A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Distributions are made in cash or participants can elect to receive any part of their Disney Stock Fund accounts in the form of Company common stock plus cash for any fractional shares. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s termination date (or on a future date at which the fair market value of the account balance should fall below $1,000), less 20 percent for federal tax withholding, unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100 percent of the participant’s account, are available after reaching age 59½. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee, or its delegate, determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Voting Rights for the Disney Stock Funds
Each participant has the right to direct the Trustee concerning shareholder rights, such as voting rights or tender offers. An appointed independent fiduciary will vote the shares if a participant does not give specific voting instructions to the Trustee. If an independent fiduciary is not appointed in a particular year or does not give the Trustee timely direction, the Trustee will vote those shares in the same proportion it has received instructions from other participants. If the Trustee does not receive specific tender offer instructions, the Trustee will not tender those shares.

Notes Receivable from Participants
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All notes made by participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each note is $1,000, and a participant may only have one note outstanding.

Notes may have a term of up to five years. However, the term can be extended to thirty years if the note is used to

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

acquire or construct a principal residence of the participant. The interest rate on notes is equal to the prime rate on the date of issuance plus one percent. Note payments, including interest, are credited to the participant’s account.

Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2.	Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks, which can include increases in defaults and credit rating downgrades. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition
Shares in registered investment companies and collective investment trusts are valued at the net asset value of shares held by the Plan at year end. The Disney Stock ESOP Fund is valued at the year end quoted market price of Company common stock. The Disney Stock Non ESOP Fund is used for employee and employer contributions that are directed by the participant to be invested in Company common stock and is also valued at the year end quoted market price of Company common stock. The balances in the Disney Stock Non ESOP Fund will be automatically transferred to the Disney Stock ESOP Fund annually. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Net Investment Income
The Plan’s share of the Master Trust’s net investment income recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains/(losses) on sales, dividends and unrealized appreciation/(depreciation) on investments.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. There are no allowances for credit losses as delinquent participant notes are reclassified as distributions based upon the terms of the Plan document and the Code.

Payment of Benefits
Benefits are recorded when paid.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Expenses
Administrative expenses paid by the Company on behalf of the Plan are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses. Investment-related expenses are included in net appreciation of fair value of investments.

Reclassifications
Certain reclassifications have been made in the 2015 financial statements and notes to conform to the 2016 presentation.

New Accounting Pronouncements
In May 2015, the Financial Accounting Standards Board issued guidance that excludes investments that are measured at net asset value (or its equivalent) as a practical expedient from the fair value hierarchy disclosure. The Plan adopted the guidance and the adoption did not affect the Plan’s statement of net assets or the Plan’s statement of changes in net assets available for benefits.

Subsequent Events
The Plan Administrator has evaluated subsequent events through June 27, 2017, the date the financial statements were issued, and made any necessary adjustments and disclosures, as applicable.

3.     Income Taxes

On February 13, 2014, the Company received a favorable determination letter from the Internal Revenue Service (“IRS”) that the Plan qualifies under the appropriate sections of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. Since the Company’s last request for a determination letter, the Plan has been amended. However, the Plan Administrator and the Plan’s legal counsel continue to believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. In accordance with published IRS rules, the Company filed a new request for a determination letter from the IRS in January 2016.

U.S. GAAP requires the Plan Administrator to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has concluded that as of December 31, 2016 and 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by the IRS; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examination for years prior to 2013.

4.     Party-in-Interest and Related Party Transactions

Under ERISA rules related to 401(k) plans, transactions with related parties of the Plan such as a sponsor, administrator, trustee or participant (Parties-in-Interest) are considered either exempt or non-exempt from ERISA prohibited transaction provisions. Non-exempt transactions are subject to penalty taxes.

During the year ended December 31, 2016, the Plan had the following exempt party-in-interest transactions:

•	Certain Plan investments are shares of registered investment companies managed by Fidelity, who is the Trustee of the Plan.

•	Fees paid by the Plan to the Trustee amounted to $190,830.

•
The Company paid certain administrative expenses on behalf of the Plan totaling $1,536,243. In addition, the Plan incurred administrative expenses of $530,456 pertaining to the year ended December 31, 2016, which were paid by the Company in 2017.

•	Participant note activity included borrowings of $11,220,198 and principal repayments of $9,135,151.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

•
The Plan allows participants to invest in Company common stock through the Disney Stock ESOP and Non ESOP investment funds. The Plan recognized dividend income of $1,394,378 in the Statement of Changes in Net Assets Available for Benefits. In addition, the dividend income receivable from the Company was $822,744 and $703,990 at December 31, 2016 and December 31, 2015, respectively.

5.     Investment in Disney Savings Plan Master Trust

The Plan’s investments and certain assets are held in the Master Trust, which also includes the investments and certain assets of the Disney Savings and Investment Plan and the Disney Retirement Savings Plan, which are other defined contribution plans sponsored by the Company. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. Investment income of the Master Trust for the year ended December 31, 2016 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2016, the Master Trust’s purchases and sales of Company common stock were $116,259,167 and $177,476,167, respectively.

Investments, dividends receivable and other receivables held by the Master Trust are as follows (in thousands):

	December 31,
	2016	2015
Investments, at fair value:
Disney Stock Funds	$1,746,601	$1,825,931
Registered Investment Companies	3,635,499	3,475,713
Collective Investment Trusts	1,380,000	1,079,175
Total investments at fair value	6,762,100	6,380,819
Dividends receivable	13,153	12,325
Other receivables	412	442
Total	$6,775,665	$6,393,586

The Plan’s share of the Master Trust’s investments, dividends receivable and other receivables is as follows (in thousands):

	December 31,
	2016	2015
Investments, at fair value:
Disney Stock Funds	$110,473	$105,049
Registered Investment Companies	204,991	187,074
Collective Investment Trusts	197,525	147,887
Total investments at fair value	512,989	440,010
Dividends receivable	823	704
Other receivables	21	22
Total	$513,833	$440,736

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

The changes in net assets for the Master Trust for the year ended December 31, 2016 are as follows (in thousands):

Dividends	$179,339
Net appreciation in fair value of investments	89,026
Net investment income	268,365
Contributions received, benefits paid and other, net	113,714
Increase in net assets	382,079
Net assets:
Beginning of year	6,393,586
End of year	$6,775,665

6.     Fair Value Measurements

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is generally classified in one of the following categories of the fair value hierarchy:

•	Level 1 – Quoted prices for identical instruments in active markets

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

Investments that are valued using the net asset value per share practical expedient are not classified in the fair value hierarchy.

The Master Trust’s investments measured at fair value are summarized in the following tables by fair value measurement Level (in thousands):

	Investments at Fair Value at December 31, 2016
	Level 1	Total
Disney Stock Funds	$1,746,601	$1,746,601
Registered Investment Companies	3,635,499	3,635,499
Total investments in the fair value hierarchy	$5,382,100	5,382,100
Collective Investment Trusts		1,380,000
Total investments at fair value		$6,762,100

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

	Investments at Fair Value at December 31, 2015
	Level 1	Total
Disney Stock Funds	$1,825,931	$1,825,931
Registered Investment Companies	3,475,713	3,475,713
Total investments in the fair value hierarchy	$5,301,644	5,301,644
Collective Investment Trusts		1,079,175
Total investments at fair value		$6,380,819

Collective investment trusts, which consist of Life Cycle/Target Date Funds, are valued using the net asset value per share practical expedient and have not been classified in the fair value hierarchy. The collective investment trusts invest in domestic and international/global equity and debt securities, securities of publicly traded real estate companies, fixed income investments and/or cash equivalents. The Master Trust’s investments in collective investment trusts trade daily and are not subject to restrictions regarding participant redemptions and there are no unfunded commitments to the collective investment trusts. The Master Trust is required to provide the manager of the collective investment trusts with 30 days’ notice prior to exiting these funds.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
EIN: 95-4545390, Plan: 026
SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2016

(a)	(b)	(c)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Current Value

*	Disney Savings Plan Master Trust	Master Trust Investment Account	$513,832,978
*	Notes receivable from participants	Notes mature between January 2017 and December 2046 with interest rates that range from 4.25% to 9.25%.	$21,246,416

* A party-in-interest for which a statutory exemption exists.